FREE WRITING PROSPECTUS Dated February 5, 2015	Filed Pursuant to Rule 433 Registration No. 333-190561 Registration No. 333-190561-01

*PRICING DETAILS* $625mm Ally Master Owner Trust (AMOT) 2015-1 & 2015-2

BOOKRUNNERS : Credit Suisse (str), Citi, and RBC                                     Public Offering

CO-MANAGERS : BMO, CIBC, Lloyds, PNC, Scotia

SERIES	CLS	$AMT(mm)	WAL	M/F	L.FINAL	BNCH SPRD	YLD%	CPN%	$ PRICE
2015-1	A	175.000	1.93	Aaa/AAA	01/15/19	1mL + 40			100-00
2015-2	A-1	175.000	3.93	Aaa/AAA	01/15/21	1mL + 57			100-00
2015-2	A-2	275.000	3.93	Aaa/AAA	01/15/21	IntS + 55	1.841	1.83	99.98492

* Expected Settle:	02/11/15	* ERISA Eligible:	Yes
* First Pay Date :	03/16/15	* Min Denoms :	$1,000 x $1,000
* Expected RAs:	Moody’s, Fitch	* Series Sizing:	Classes sized to demand
* Bill & Deliver :	Credit Suisse	* Timing:	Priced

* NetRoadshow: www.netroadshow.com         Entry Code : AMOT15

* Intex: csfamot_2015-1_fp             Password: AY44

* Intex: csfamot_2015-2_fp             Password: 2YKJ

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, CREDIT SUISSE WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING TOLL FREE 1-800-221-1037.